Exhibit 5.1
[JONES DAY LETTERHEAD]
June 17, 2011
Park-Ohio Industries, Inc.
6065 Parkland Boulevard
Cleveland, Ohio 44124

Re:	Registration Statement on Form S-4 Filed by Park-Ohio Industries, Inc. Relating to the Exchange Offer (as defined below)
Ladies and Gentlemen:
     We have acted as counsel for Park-Ohio Industries, Inc., an Ohio corporation (the “Company”), and the Subsidiary Guarantors (as defined below) in connection with the Registration Statement on Form S-4 to which this opinion has been filed as an exhibit (the “Registration Statement”). The Registration Statement relates to the proposed issuance and exchange (the “Exchange Offer”) of up to $250,000,000 aggregate principal amount of the Company’s 8.125% Senior Notes due 2021 (the “Exchange Notes”) for an equal principal amount of 8.125% Senior Notes due 2021 of the Company outstanding on the date hereof (the “Outstanding Notes”). The Outstanding Notes have been, and the Exchange Notes will be, issued pursuant to an Indenture, dated as of April 7, 2011 (as amended, supplemented or otherwise modified, the “Indenture”), by and among the Company, the companies listed on Exhibit A hereto (each, a “Covered Guarantor” and, collectively, the “Covered Guarantors”), the companies listed on Exhibit B hereto (each, an “Other Guarantor” and, collectively, the “Other Guarantors”; such Other Guarantors and the Covered Guarantors are collectively referred to as the “Subsidiary Guarantors”) and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The Outstanding Notes are, and the Exchange Notes will be, guaranteed (each, a “Subsidiary Guarantee”) on a joint and several basis by the Subsidiary Guarantors.
     In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions.
     Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:
     1. The Exchange Notes, when they are executed by the Company, authenticated by the Trustee in accordance with the Indenture and issued and delivered in exchange for the Outstanding Notes in accordance with the terms of the Exchange Offer, will constitute valid and binding obligations of the Company.

     2. The Subsidiary Guarantee of the Exchange Notes (each, an “Exchange Guarantee” and collectively, the “Exchange Guarantees”) of each Covered Guarantor, when it is issued and delivered in exchange for the Subsidiary Guarantee of the Outstanding Notes (collectively, the “Outstanding Guarantees”) of that Covered Guarantor in accordance with the terms of the Exchange Offer, will constitute a valid and binding obligation of that Covered Guarantor.
     3. The Exchange Guarantee of each Other Guarantor, when it is issued and delivered in exchange for the Outstanding Guarantee of that Other Guarantor in accordance with the terms of the Exchange Offer, will constitute a valid and binding obligation of that Other Guarantor.
     The opinions set forth above are subject to the following limitations, qualifications and assumptions:
     For purposes of the opinions expressed herein, we have assumed that the Trustee has authorized, executed and delivered the Indenture and that the Indenture is the valid, binding and enforceable obligation of the Trustee.
     The opinions expressed herein are limited by (i) bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws, and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights and remedies generally, and (ii) general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or in equity.
     The opinions expressed herein are limited to (i) the laws of the State of New York, (ii) the laws of the State of Ohio, (iii) the laws of the State of Illinois, and (iv) the laws of the Commonwealth of Pennsylvania, in each case of (i) through (iv) as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction on the opinions expressed herein.
     We are not admitted or qualified to practice law in the states of Alabama or Michigan. Therefore, in rendering the opinion expressed in Paragraph 3 above, we have relied solely upon (i) the opinion of Plunkett Cooney P.C., a copy of which has been filed as Exhibit 5.2 to the Registration Statement, with respect to matters governed by the laws of the State of Michigan and (ii) the opinion of Bradley Arant Boult Cummings LLP, a copy of which has been filed as Exhibit 5.3 to the Registration Statement, with respect to matters governed by the laws of the State of Alabama.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
/s/ Jones Day

Exhibit A
Covered Guarantors

State or Other Jurisdiction of
Name of Covered Guarantor	Incorporation or Organization

Ajax Tocco Magnethermic Corporation	Ohio

ATBD, Inc.	Ohio

Columbia Nut & Bolt LLC	Ohio

Control Transformer, Inc.	Ohio

Feco, Inc.	Illinois

Gateway Industrial Supply LLC	Ohio

General Aluminum Mfg. Company	Ohio

ILS Technology LLC	Ohio

Integrated Holding Company	Ohio

Integrated Logistics Holding Company	Ohio

Integrated Logistics Solutions, Inc.	Ohio

Lewis & Park Screw & Bolt Company	Ohio

Park-Ohio Forged & Machined Products LLC	Ohio

Park-Ohio Products, Inc.	Ohio

Pharmaceutical Logistics, Inc.	Ohio

Pharmacy Wholesale Logistics, Inc.	Ohio

P-O Realty LLC	Ohio

POVI L.L.C.	Ohio

Precision Engineered Plastics, Inc.	Ohio

Precision Machining Connection LLC	Ohio

RB&W Ltd.	Ohio

RB&W Manufacturing LLC	Ohio

Red Bird, Inc.	Ohio

Snow Dragon LLC	Ohio

Southwest Steel Processing LLC	Ohio

ST Holding Corp.	Ohio

STMX, Inc.	Ohio

Summerspace, Inc.	Ohio

Supply Technologies (NY), Inc.	New York

Supply Technologies LLC	Ohio

The Ajax Manufacturing Company	Ohio

The Clancy Bing Company	Pennsylvania

TW Manufacturing Co.	Ohio

WB&R Acquisition Company, Inc.	Pennsylvania

Exhibit B
Non-Covered Guarantors

State or Other Jurisdiction of
Name of Non-Covered Guarantor	Incorporation or Organization

Blue Falcon Travel, Inc.	Alabama

Induction Management Services, LLC	Michigan

Tocco, Inc.	Alabama